Exhibit 99.3

Supplemental Risk Factors

We do not expect to pay any cash dividends in the foreseeable future.

We do not anticipate declaring or paying in the foreseeable future any dividends on our capital stock. We intend to retain all available funds and any future earnings to support operations and to finance the growth and development of our business. As a result, capital appreciation, if any, of our common stock will be stockholders’ sole source of gain, if any, for the foreseeable future.

We will need to obtain additional financing to fund our operations and, if we are unable to obtain such financing, we may be unable to complete the development and commercialization of our product candidates.

Our operations consume substantial amounts of cash. From January 1, 2015 to September 30, 2017, we have cumulative net cash flows provided by operating activities of approximately $27.4 million. We will need to obtain additional financing to fund our future operations, including completing the development and commercialization of our drug candidates. We will need to obtain additional financing to conduct additional trials for the approval of our drug candidates if requested by regulatory authorities, and to complete the development of any additional drug candidates we might acquire.

Our future funding requirements will depend on many factors, including, but not limited to:

•	Progress, timing, scope and costs of our clinical trials, including the ability to timely initiate clinical sites, enroll subjects;

•	Time and cost necessary to obtain regulatory approvals that may be required by regulatory authorities to execute clinical trials or commercialize our products;

•	Our ability to successfully commercialize our drug candidates, if approved;

•	Our ability to have clinical and commercial product successfully manufactured consistent with FDA regulations;

•	Amount of sales and other revenues from product candidates that we may commercialize, if any, including the selling prices for such potential products and the availability of adequate third-party coverage and reimbursement for patients;

•	Sales and marketing costs associated with commercializing our products, if approved, including the cost and timing of building our marketing and sales capabilities;

•	Terms and timing of our current and any potential future collaborations, licensing or other arrangements that we have established or may establish;

•	Cash requirements of any future acquisitions or the development of other product candidates;

•	Costs of operating as a public company;

•	Time and cost necessary to respond to technological, regulatory, political and market developments;

•	Costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; and

•	Costs associated with any potential business or product acquisitions, strategic collaborations, licensing agreements or other arrangements that we may establish.

Until we can generate a sufficient amount of revenue, we may finance future cash needs through public or private equity offerings, license agreements, debt financings, collaborations, strategic alliances and marketing or distribution arrangements. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available, we may be required to delay or reduce the scope of or eliminate one or more of our research or development programs or our commercialization efforts. We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time. In addition, if we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or product candidates or to grant licenses on terms that may not be favorable to us.

The recently enacted tax reform bill could adversely affect our business and financial condition.

On December 22, 2017, President Trump signed into law the “Tax Cuts and Jobs Act,” or the TCJA, which significantly amends the Internal Revenue Code of 1986. The TCJA, among other things, reduces the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, limits the tax deduction for interest expense to 30% of adjusted earnings, eliminates net operating loss carrybacks, imposes a one-time tax on offshore earnings at reduced rates regardless of whether they are repatriated, allows immediate deductions for certain new investments instead of deductions for depreciation expense over time, replaces immediate deduction of certain research and experimental expenditures with amortization over five years (for expenditures paid or incurred after December 31, 2021), and modifies or repeals many other business deductions and credits. We continue to examine the impact these changes may have on our business. Notwithstanding the reduction in the corporate income tax rate, the overall impact of the TCJA is uncertain and our business and financial condition could be adversely affected. The impact of the TCJA on holders of our common stock is also uncertain and could be adverse. This prospectus supplement and the accompanying prospectus do not discuss the TCJA or the manner in which it might affect us or purchasers of our common stock. We urge our stockholders, including purchasers of common stock in this offering, to consult with their legal and tax advisers with respect to the TCJA and the potential tax consequences of investing in our common stock.

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